EXHIBIT 10.3

EMPLOYMENT NON-COMPETE, NON-SOLICIT AND
CONFIDENTIALITY AGREEMENT

THIS EMPLOYMENT NON-COMPETE, NON-SOLICIT AND CONFIDENTIALITY AGREEMENT (“AGREEMENT”) IS ENTERED INTO BETWEEN CITI TRENDS, INC. (“COMPANY”), AND ELIZABETH FEHER (“EMPLOYEE”), EFFECTIVE AS OF THE 2nd DAY OF APRIL, 2008.

For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree:

1.             Employment; Scope of Services.  Company shall employ Employee, and Employee shall be employed by Company, as its Executive Vice President – Chief Merchandising Officer (“Executive VP”). Employee’s primary job duties shall include development and implementation of the Company’s national merchandising strategy, including development of vendor relationships, pricing and inventory plans, sales plans and other duties as more fully described in the applicable job description (“Services”).

2.             At-Will Employment.  Nothing in this Agreement alters the at-will employment relationship between Employee and Company. Employment with Company is “at-will” which means that either Employee or Company may terminate the employment relationship at any time, with or without notice, with or without cause. The date of Employee’s cessation of employment for any reason is the “Separation Date.”

3.             Confidentiality.

(a)           Employee acknowledges and agrees that (1) the retail sale of value-priced/off-price family apparel is an extremely competitive industry; (2) Company has an ongoing strategy for expansion of its business in the United States; (3) Company’s major competitors operate throughout the United States and some internationally; and (4) because of Employee’s position as Executive VP, she will have access to, knowledge of, and be entrusted with, highly sensitive and competitive Confidential Information (as defined in subsection (b) below) of Company, including without limitation information regarding sales margins, purchasing and pricing strategies, marketing strategies, vendors and suppliers, plans for expansion and placement of stores, and also specific information about Company’s districts and stores, such as staffing, budgets, profits and the financial success of individual districts and stores.

(b)           “Confidential Information” includes technical or sales data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data and statements, financial plans and strategies, product plans, sales or advertising information and plans, marketing information and plans, pricing information, the identity or lists of employees, vendors and suppliers of Company, and confidential or proprietary information of such employees, vendors and suppliers. Employee acknowledges and agrees that all Confidential Information is confidential and remains the sole and exclusive property of

Company. Employee agrees that he shall (a) hold all Confidential Information in strictest confidence; (b) not disclose, reproduce, distribute or otherwise disseminate such Confidential Information, and shall protect such Confidential Information from disclosure by or to others; and (c) make no use of such Confidential Information without the prior written consent of Company, except in connection with Employee’s employment with Company. “Confidential Information” means any and all data and information relating to Company which (i) derive independent economic value, actual or potential, from not being generally known or readily ascertainable by proper means by other persons who may obtain economic value from their disclosure or use; and (ii) are the subject of reasonable efforts under the circumstances to maintain their secrecy.

(c)           In the event any Confidential Information does not qualify for protection as “trade secrets” as defined in the Georgia Trade Secrets Act, then Employee acknowledges and agrees that the Confidential Information shall remain confidential and shall not be disclosed by Employee during Employee’s employment with Company and for a period of two (2) years following the Separation Date, absent the express prior written consent of Company. Trade secret information shall remain confidential so long as such information qualifies as a trade secret under applicable law.

(d)           Employee acknowledges that Company has provided or will provide Employee with Company property, including without limitation employee handbooks, policy manuals, price lists, financial reports, and vendor and supplier information, among other items. Upon the Separation Date, or upon the request of Company, Employee shall immediately deliver to Company all property belonging to Company, including without limitation all Confidential Information and any property related to Company, whether in electronic or other format, as well as any copies thereof, then in Employee’s custody, control or possession. Upon the Separation Date, Employee shall provide Company with a declaration certifying that all Confidential Information and any other Company property have been returned to Company, that Employee has not kept any copies of such items or distributed such items to any third party, and that Employee has otherwise complied with the terms of Section 3 of this Agreement.

4.             Covenant Not to Compete.  During Employee’s employment with Company and for a period of one (1) year following the Separation Date, provided that the separation is based on either a termination for Cause as defined in the Employment Agreement executed by the parties or Employee’s resignation, Employee shall not compete with Company on behalf of a Competitor in the business of value-priced/off-price family apparel in the following states: South Carolina; Georgia; Alabama; Florida; North Carolina; Mississippi; Louisiana; Arkansas; Tennessee; Texas; Virginia; Ohio; Indiana; Kentucky; or Michigan, by acting as an Executive Vice President – Chief Merchandising Officer of such Competitor, or rendering any of the following services to such Competitor: developing or implementing marketing strategy; developing vendor relationships, pricing or inventory plans; or developing sales plans. For purposes of this Section 4, the term “Competitor” shall mean only the following businesses whose primary business is the sale of value-priced or off-price family apparel, commonly known as: Cato, TJX (including without limitation TJMAXX and Marshalls), and Ross Stores. This covenant will not be applicable in the event that Employee is terminated by the Company for reasons other than “cause” as defined in the Employment Agreement executed by the parties.

5.             Covenant Not to Recruit Personnel. During Employee’s employment with Company and for a period of two (2) years following the Separation Date, and regardless of the reason for separation, Employee will not recruit or solicit to hire or assist others in recruiting or soliciting to hire, any employee of Company with whom Employee had Material Contact, supervised or was integral in the researching and hiring process, and will not cause or assist others in causing any employee of Company to terminate an employment relationship with Company.  “Material Contact” means contact which takes place to conduct or further the Company’s business.

6.             Severability.  If any provision of this Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall be binding and remain in full force and effect. Further, each particular prohibition or restriction set forth in any Section of this Agreement shall be deemed a severable unit, and if any court of competent jurisdiction determines that any portion of such prohibition or restriction is against the policy of the law in any respect, but such restraint, considered as a whole, is not so clearly unreasonable and overreaching in its terms as to be unconscionable, the court or arbitrator shall enforce so much of such restraint as is determined by a preponderance of the evidence to be necessary to protect the interests of Company.

7.             Survival of Covenants.  All rights and covenants contained in Sections 3, 4, and 5, of this Agreement, and all remedies relating thereto, shall survive the termination of this Agreement for any reason.

8.             Choice of Law and Venue.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Georgia (excluding any that mandate the use of another jurisdiction’s laws).  Any action to enforce or for breach of this Agreement shall be brought exclusively in the state or federal courts of the County of Chatman, City of Savannah.

9.             Acknowledgment of Reasonableness/Remedies/Enforcement.

(a)           Employee acknowledges that (1) Company has valid interests to protect pursuant to Sections 3, 4, and 5 of this Agreement; (2) her breach of the provisions of Sections 3, 4 and/or 5 of this Agreement would result in irreparable injury and permanent damage to Company; and (3) such restrictions are reasonable and necessary to protect the interests of Company, are critical to the success of Company’s business, and do not cause undue hardship on Employee.

(b)           Employee agrees that determining damages in the event of a breach of Sections 3, 4, 5, or 6 by Employee would be difficult and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by Company from such breach. Employee further agrees that injunctive relief is an appropriate remedy for such breach and that in the event of such breach Company, in addition to and without limiting any other remedies or rights which it may have, may apply to any court of competent jurisdiction and seek interim, provisional, injunctive, or other equitable relief.  Employee and Company waive any requirement that a bond or any other security be posted.

10.           Miscellaneous.  This Agreement and the Employment Agreement between the parties constitute the entire agreement between the parties and supersedes any and all prior contracts, agreements, or understandings between the parties which may have been entered into by Company and Employee relating to the subject matter hereof. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both Company and Employee. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies are cumulative, including the right of either party to seek equitable relief in addition to money damages.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT SHE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS ITS CONTENTS, THAT SHE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT SHE INDICATES HER CONSENT BY SIGNING THIS FINAL PAGE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

CITI TRENDS, INC.

By:	/s/ R. Edward Anderson
Its:	Chief Executive Officer

EMPLOYEE

/s/ Elizabeth Feher
Elizabeth Feher

Employee Residence